Exhibit 15.1
Consent of Independent Registered
Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (formerly Companhia Vale do Rio Doce) (File Nos. 333-143857, 333-160448 and 333-162822), Vale Capital Limited (File No. 333-143857-01), Vale Capital II (File No. 333-160448-01) and Vale Overseas Limited (File No. 333-162822-01) of our report dated February 10, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting for the year ended December 31, 2009, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes Rio de Janeiro, Brazil April 28, 2010